Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Blitz 17-655 SE:

We consent to the use of our report dated August 16 2017, with respect to the balance sheet of Blitz 17-655 SE, as of March 29, 2017 (date of inception) and June 30, 2017, and the related statements of comprehensive loss, changes in equity and cash flows for the period from March 29, 2017 (date of inception) to June 30, 2017, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Leipzig, Germany

August 16, 2017